Exhibit 99.1

August 22, 2023

EzFill Announces 2023 Second Quarter Financial Results

— Revenue Increased 63% year over year to $6.1 Million From $3.8 Million —

— Approx. 1.6 Million Gallons Delivered, Up 102% From Prior Year –

— 20 New Fleet Customers Added in Quarter —

— Net Loss Narrows by $1.4 Million or $0.47 per share —

MIAMI, FL, Aug. 22, 2023 (GLOBE NEWSWIRE) — EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended June 30, 2023 (“2Q23” or “second quarter 2023”).

Q2 23 Highlights (in USD, except gallons delivered)

	Q2 2023	Q2 2022
Financial Highlights
Revenue	6,130,661	3,754,431
Net loss	(2,468,811)	(3,872,670)
Adjusted EBITDA*	(1,545,807)	(3,005,630)
Operating Highlights
Total Gallons Delivered	1,583,320	782,0367

* See end of this press release for reconciliation to US GAAP

Commenting on the second quarter results, Interim CEO Yehuda Levy stated, “Our second quarter financial results reflect improvement in both the comparison to the prior year second quarter, and sequentially from the first quarter of 2023. Of particular note is that we increased our gallons delivered to another record in the second quarter of 2023, which was 102% higher year over year and we increased our margins by $0.13 per gallon. We continue to grow our fleet business, adding 20 new fleet customers in the second quarter of 2023, bringing our total to 54 new fleet customers for the year.

“We continue to work on reducing our overall expenses and improving our operations. The team has helped achieve another quarterly record for both gallons delivered and revenues. We hope to continue our momentum in the coming months.”

Second Quarter 2023 Financial Results

During the second quarter of 2023, the Company reported revenue of $6.1million, up from $3.8 million in the prior year period, a 63% increase, primarily due to a 102% increase in gallons delivered. Total gallons delivered in the second quarter of 2023 were 1,583,320 compared to 782,037 in the prior year period, reflecting new customers in existing and new markets, as well as expansion of certain existing customers to new markets. Average fuel margin per gallon was $0.60 for the quarter an increase of $0.13 per gallon from the previous quarter.

Cost of sales was $5.6 million for the second quarter of 2023 compared to $3.8 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets and the cost of fuel.

Operating expenses, excluding depreciation and amortization, were $2.4 million for the second quarter of 2023, compared to $3.4 million in the prior year period. The decrease was primarily due to decreases in payroll, technology expenses, stock compensation and public company expenses as we continue to achieve efficiencies in our operations.

Depreciation and amortization decreased to $0.28 million in the second quarter of 2023 from $0.46 million in the prior year period due to the write-off of intangibles in 2022.

Interest expense increased in the current year due to increased borrowing for truck purchases during 2022.

The net loss in the second quarter of 2023 was $(2.5) million, compared to $(3.9) million in the prior year period. Loss per share improved in the quarter to $(0.71) from $(1.18) in the prior year period.

Adjusted EBITDA loss in the second quarter of 2023 was $(1.5) million as compared to Adjusted EBITDA loss of $(3.0) million in the second quarter of 2022. The improvement in adjusted EBITDA reflects both the improved margin and the operating cost efficiencies.

As previously reported, on April 26, 2023, the Company effected a 1:8 reverse stock split of its common stock. All share related amounts have been adjusted to reflect the reverse stock split.

Balance Sheet

At June 30, 2023, the Company had a cash position of $1.4 million, compared with $4.2 million at year end 2022. The Company had long-term debt of $1.1 million and had outstanding borrowings under its line of credit of $1.0 million as of quarter end. Currently the Company has limited cash and is relying on related party loans to fund its business operations.

About EzFill

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry. As the only company to provide fuel delivery in three vertical segments - consumer, commercial, and specialty including marine, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on- demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward- looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

Telx, Inc.

Paula Luna

Paula@Telxcomputers.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended June 30, 2023 and 2022

	Three Months Ended June 30,
	2023	2022
Net loss	$(2,468,811)	$(3,872,670)
Interest expense	306,547	6,167
Depreciation and amortization	277,608	458,811
Stock compensation	338,849	402,061
Adjusted EBITDA	$(1,545,807)	$(3,005,630)

	For the Three Months Ended June 30,
	2023	2022
Sales – net	$6,130,661	$3,754,431
Costs and Expenses
Cost of sales	5,646,291	3,755,861
General and administrative expenses	2,369,026	3,406,262
Depreciation and amortization	277,608	458,811
Total Costs and Expenses	8,292,925	7,620,934
Loss from operations	(2,162,264)	(3,866,503)
Other income (expense) Interest income	14,461	19,754
Interest expense	(308,189)	(25,921)
Loss on sale of marketable debt securities	(12,819)	-
Total other income (expense) – net	(306,547)	(6,167)
Net loss	$(2,468,811)	$(3,872,670)
Loss per share - basic and diluted	$(0.71)	$(1.18)
Weighted average number of shares - basic and diluted	3,469,490	3,294,252
Comprehensive loss: Net loss	$(2,468,811)	$(3,872,670)
Change in fair value of debt securities	-	(17,208)
Total comprehensive loss:	$(2,468,811)	$(3,889,878)

EzFill Holdings, Inc. and Subsidiary
Consolidated Balance heets

	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Current Assets
Cash	$1,359,333	$2,066,793
Investment in debt securities	-	2,120,082
Accounts receivable – net	1,004,114	766,692
Inventory	130,341	151,248
Prepaids and other	263,556	329,351
Total Current Assets	2,757,344	5,434,166
Property and equipment – net	3,994,302	4,589,159
Operating lease - right-of-use asset	411,025	521,782
Deposits	53,017	52,737
Total Assets	$7,215,688	$10,597,844
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$974,313	$1,256,479
Line of credit	1,000,000	1,000,000
Notes payable – net	767,339	811,516
Notes payable – related party	1,171,800	-
Operating lease liability	238,042	230,014
Total Current Liabilities	4,151,494	3,298,009
Long Term Liabilities
Notes payable	1,062,827	1,198,380
Operating lease liability	202,002	316,008
Total Long Term Liabilities	1,264,829	1,514,388
Total Liabilities	5,416,323	4,812,397
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized none issued and outstanding, respectively	-	-
Common stock - $0.0001 par value, 50,000,000 shares authorized 3,791,332 shares issued and 3,641,332 shares outstanding at June 30, 2023 and 3,335,674 shares issued and outstanding at December 31, 2022	379	334
Additional paid-in capital	41,461,729	40,674,864
Accumulated deficit	(39,662,743)	(34,845,161)
Accumulated other comprehensive loss	-	(44,590)
Total Redeemable Common Stock and Stockholders’ Equity	1,799,365	5,785,447
Total Liabilities and Stockholders’ Equity	$7,215,688	$10,597,844